Pricing Sheet dated August 25, 2010 relating to

Preliminary Pricing Supplement No. 2010-MTNDD608 dated August 6, 2010 and

Amended Offering Summary No. 2010-MTNDD608 dated August 6, 2010

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

2,840 Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due August 30, 2025

PRICING TERMS – AUGUST 25, 2010
Issuer:	Citigroup Funding Inc.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$2,840,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Pricing date:	August 25, 2010
Original issue date:	August 30, 2010
Maturity date:	August 30, 2025
Interest rate:	Year 1 (for interest payment dates of November 30, 2010, February 28, 2011, May 31, 2011 and August 30, 2011):
■ 8.00% per annum, paid quarterly, regardless of the closing value of the underlying index
Years 2 to 15 (for interest payment dates after August 30, 2011 to and including the maturity date):

■    8.00% per annum, paid quarterly on each interest payment date, multiplied by the number of accrual days and divided by the number of elapsed days during the related accrual period, as explained below

As a result, after the first year following the issuance of the notes, interest will only accrue for each accrual day during the related accrual period, which is an index business day on which the closing value of the underlying index is above the barrier level. If the closing value of the underlying index is not above the barrier level on every elapsed day during a particular accrual period, you will not receive the full contingent coupon rate of 8.00% per annum for the related accrual period. Additionally, it is possible that the underlying index could remain at or below the barrier level for extended periods of time or even throughout the period from and including August 26, 2011 to the final valuation date so that you will receive no quarterly contingent coupons.
Interest payment dates:	November 30, 2010, February 28, 2011, May 31, 2011 and August 30, 2011. After August 30, 2011 and ending on the maturity date, the interest payment dates will be the third business day after each valuation date. The amount paid on each interest payment date after August 30, 2011 will depend on the number of accrual days during the related accrual period. There will be no interest payment made on any interest payment date after August 30, 2011 if there are no accrual days during the related accrual period.
Valuation dates:	Each 25th of February, May, August and November, beginning November 25, 2011, subject to postponement for non-index business days and certain market disruption events
Accrual period:	The period beginning on and excluding August 25, 2011 to but including the first valuation date, and each successive period from and excluding a valuation date to and including the next valuation date
Barrier level:	82.50% of the initial index value
Elapsed day:	An index business day during the relevant accrual period
Accrual day:	An elapsed day on which the closing value of the underlying index is above the barrier level
Initial index value:	1,055.33
Day-count convention:	During the first year following issuance, 30/360. After the first year and until maturity, the interest payment amount per note for any quarterly accrual period will equal the product of $1,000 and the per annum interest rate applicable to that quarterly accrual period divided by 4.
Redemption:	Beginning on August 29, 2013, we will have the right to redeem all of the notes on any interest payment date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest, if any. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.
Payment at maturity:	At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and accrued and unpaid interest, if any.
CUSIP:	17308CPY6
ISIN:	US17308CPY65
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per note	$1,000.00	$35.00	$965.00
Total	$2,840,000	$99,400	$2,740,600

(1) Selected dealers and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of up to $35.00 for each note they sell. See “Fees and selling concessions” on page 5 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND RELATED PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amended Offering Summary filed on August 6, 2010

http://www.sec.gov/Archives/edgar/data/1318281/000119312510181600/dfwp.htm

Preliminary Pricing Supplement filed on August 6, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510181051/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding and its affiliates. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and neither makes any representation or warranty regarding the advisability of investing in the securities.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.